Exhibit 2.1

                        AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated November-25, 1996, between PCT Holdings, Inc., a Nevada corporation (the "Merging Corporation"), and Pacific Aerospace & Electronics, Inc., a Washington corporation (the "Surviving Corporation"). The Merging Corporation and the Surviving Corporation are sometimes referred to collectively as the "Constituent Corporations."

     WHEREAS, the shareholders and Board of Directors of each of the Constituent Corporations have deemed it advisable and for the mutual benefit of the Constituent Corporations and their respective shareholders that the Merging Corporation be merged into the Surviving Corporation pursuant to the provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington and the Nevada General Corporation Law (the "Merger").

     NOW, THEREFORE, in accordance with the laws of the states of Washington and Nevada, the Constituent Corporations agree that, subject to the following terms and conditions, (i) the Merging Corporation shall be merged into the Surviving Corporation, (ii) the Surviving Corporation shall continue to be governed by the laws of the State of Washington, and (iii) the terms and conditions of the Merger, and the mode of carrying them into effect, shall be as follows:

     1. Constituent Corporations. The name of the Merging Corporation is PCT Holdings, Inc. The Merging Corporation is a corporation organized under and governed by the laws of Nevada. The address of its principal place of business is 434 Olds Station Road, Wenatchee, Washington 98801. The name of the Surviving Corporation is Pacific Aerospace & Electronics, Inc. The Surviving Corporation is a corporation organized under and governed by the laws of Washington. The address of its principal place of business is 434 Olds Station Road, Wenatchee, Washington 98801.

     2.   Merger; Conversion of Shares. On the effective date of the Merger,
(i) the Merging Corporation shall be merged with and into the Surviving Corporation, (ii) each outstanding share of common stock of the Merging Corporation, solely by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, shall be changed into one share of common stock of the Surviving Corporation, and
(iii) each of the outstanding shares of common stock of the Surviving Corporation shall be automatically canceled and returned to the status of authorized but unissued shares.

     3. Options and Warrants. On the effective date of the Merger, each outstanding and unexercised option or warrant to purchase common stock of the Merging Corporation shall become an option or warrant, respectively, to purchase common stock of the Surviving Corporation, on the basis of one share of common stock of the Surviving Corporation for each share of common stock of the Merging Corporation issuable pursuant to any such option or warrant of the Merging Corporation and otherwise on the same terms and conditions and at the same exercise price per share as provided in any such option or warrant.

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     4.   Effect of Merger. The effect of the Merger shall be as provided by the applicable provisions of the laws of Washington and Nevada. Without limiting the generality of the foregoing, and subject thereto, on the effective date, the separate existence of the Merging Corporation shall cease, and the Merging Corporation shall be merged in accordance with the provisions of this Agreement with and into the Surviving Corporation, which shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, disabilities, duties and liabilities of each of the Constituent Corporations; and all such things shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or other property, or any interest therein, vested by deed or otherwise in either of the Constituent Corporations, shall be vested in the Surviving Corporation without reversion or impairment.

     5. Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall remain unchanged.

     6. Effective Date. The effective date of the merger shall be the date on which executed counterparts of this Agreement or conformed copies thereof, together with duly executed Articles of Merger, have been duly filed by the Constituent Corporations in the office of the Washington Secretary of State pursuant to Section 23B.11.050 of the Washington
Business Corporation Act and the office of the Nevada Secretary of State pursuant to Section 92A.200 of the Nevada General Corporation Law, or at such time thereafter as is provided in such Articles of Merger.

     7. Abandonment. At any time before the effective date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either the Merging Corporation or the Surviving Corporation or both, notwithstanding the approval of this Agreement by the shareholders of the Merging Corporation or by the sole stockholder of the Surviving Corporation, or by both.

     8. Amendment. At any time before or after approval by the shareholders of the Constituent Corporations, this Agreement may be amended in any manner (except that any of the principal terms may not be amended without the approval of the shareholders of the Constituent Corporations), as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient in order to clarify the intention of the parties thereto or to effect or facilitate the purpose and intent of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and
Plan of Merger to be duly executed on the date first above written.


"MERGING CORPORATION"                        "SURVIVING CORPORATION"

PCT HOLDINGS, INC.                           PACIFIC AEROSPACE &
                                             ELECTRONICS, INC.

By  /s/ Donald A. Wright                     By   /s/ Donald A. Wright
   ------------------------------                --------------------------
   Donald A. Wright, President                   Donald A. Wright, President